Exhibit 99.2

PhaseBio Announces Proposed Public Offering of Common Stock

MALVERN, Pa., and SAN DIEGO, April 9, 2019 (GLOBE NEWSWIRE) — PhaseBio Pharmaceuticals, Inc. (Nasdaq: PHAS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for orphan diseases, today announced that it has commenced an underwritten public offering of 3,000,000 shares of its common stock.  All of the common stock to be sold in the offering will be offered by PhaseBio.  In addition, PhaseBio expects to grant the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock at the public offering price, less underwriting discounts and commissions. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or the actual size or terms of the offering.

Citigroup, Cowen and Stifel are acting as joint book-running managers for the offering. Needham & Company is acting as co-manager for the offering.

The offering will be made only by means of a prospectus. A copy of the preliminary prospectus related to the offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146; or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, telephone: 1-631-274-2806, or fax: 1-631-254-7140.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to PhaseBio’s proposed securities offering. Words such as “anticipates,” "believes," “expects,” "intends," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions and no assurance can be given that the proposed securities offering discussed above will be consummated on the terms described or at all. Completion of the proposed offering and the terms thereof are subject to numerous factors, many of which are beyond the control of PhaseBio, including, without limitation, market conditions, failure of customary closing conditions and the risk factors and other matters set forth in PhaseBio’s Annual Report on Form 10-K for the year ended December 31, 2018 and other filings PhaseBio makes with the SEC from time to time. PhaseBio undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Contact:
John Sharp
PhaseBio Pharmaceuticals, Inc.
Chief Financial Officer
(610) 981-6506
john.sharp@phasebio.com

Media Contact:
Sarah Hall
6 Degrees
(215) 313-5638
shall@6degreespr.com